EXHIBIT 99.1
(Press Release)

Inamed Corporation

Inamed Announces 2001 Sales (Unaudited) and Regulatory Update


    --  Total 2001 Sales (Unaudited) Were $238.1 Million

    -- Q4 2001 Total Sales Up 6% From Q4 2000 (net of currency effects)
        --  Obesity Intervention Sales Up 39%
        -- Facial Aesthetics Sales Up 3% (net of currency and discontinued products)
        --  Breast Aesthetics Sales Up 10%

    --  FDA Agrees with 2002 Timing of Silicone Implant Submission

    --  Hylaform Line Extensions Approved in Canada

    --  CEO Nick Teti Speaking on Tuesday, January 29, at Piper
        Jaffray Conference

    SANTA BARBARA, Calif.--Jan. 28, 2002--Inamed Corporation
(Nasdaq:IMDC) today announced unaudited sales results for the fourth quarter and full year 2001 and reaffirmed its 2002 guidance.

    Sales

    Total sales for the fourth quarter and full year of 2001 were $60.9 million and $238.1 million, respectively. Foreign currency translation negatively affected reported sales by 1% for the fourth quarter and 2% for the full year. The Company continues to expect the 2002 sales growth rate to be in the high single to low double digits.

    Commenting on the results, Nick Teti, Inamed's President and Chief Executive Officer, said, "I am very pleased that we have posted another quarter of solid growth with good performance in all of our businesses. Due to our renewed focus on the top line, strong additions to our marketing and sales personnel and good execution, we have great momentum as we enter the new year and are very well positioned to execute our business plan in 2002."

    Worldwide Obesity Intervention sales (primarily sales of the LAP-BAND(R) System) were $6.6 million in the fourth quarter, an increase of 39% over the same period a year ago. Sales in the U.S. of over $2.0 million in the fourth quarter were up 25% sequentially from $1.6 million in the third quarter of 2001. The U.S. launch is progressing as planned and over 100 sites and 130 U.S. surgeons were trained by year-end. In December, the European Patent Office ordered that the new LAP-BAND(R) System patent be granted, which is expected to strengthen the Company's future competitive position in EU markets. Full-year worldwide obesity sales were $24.2 million, an increase of 41%, or 45% excluding currency effects, over the prior year. The Company continues to expect 2002 obesity sales to grow by 50% to 60% over 2001.

    Worldwide Facial Aesthetics sales in the fourth quarter were $18.1 million, a decrease of 4% from the fourth quarter a year ago. Excluding the negative effects of foreign currency and discontinued products, sales would have increased by 3%. In the U.S. and Canada, sales of Zyderm(R) and Zyplast(R) continued to grow at a double-digit rate. In international markets, excluding a 5% negative foreign currency impact, Facial Aesthetics sales were down 11% from the fourth quarter a year ago due primarily to continued economic weakness and unfounded concerns about "mad cow" disease, particularly in Japan. Full-year worldwide Facial Aesthetics sales were $67.2 million, a decrease of 8%. Excluding the negative effects of foreign currency and discontinued products, sales would have decreased by 3%. The launch of the new Hylaform(R) product line, which commenced in September 2001, is expected to bolster Inamed's facial implant market position in Europe. Inamed continues to expect worldwide Facial Aesthetics sales to grow at a mid-single digit rate in 2002.

    Worldwide Breast Aesthetics sales (primarily breast implants and tissue expanders) were $34.9 million in the fourth quarter, an increase of 10% from the same period a year ago. Sales growth was fueled by approximately 15% growth in reconstruction in the U.S. and Canada and 14% growth in augmentation in the EU. Full year sales were $140.7 million, approximately the same as the prior year. Excluding foreign currency effects, sales would have increased by 1% for the year. The Company continues to expect sales to grow at a mid-single digit rate in 2002.

    Earnings Guidance

    The Company continues to expect cash EPS (which excludes restructuring, amortization of intangibles and non-cash compensation, net of tax) to be in a range of $1.65 to $1.74 in 2001 and $1.82 to $1.95 in 2002.

    Pipeline Update

    Inamed received a letter from the FDA indicating the agency's agreement with the Company's proposed timing of its silicone gel breast implant PMA submission, which is expected to occur during 2002.

    Genzyme Biosurgery has been granted approval by the Health Canada Therapeutic Products Directorate to market the Hylaform(R) line extensions Hylaform Fineline(R) and Hylaform Plus(R) under the same indications as Hylaform(R) is currently marketed in Canada. Through its strategic partnership with Genzyme Biosurgery, Inamed expects to launch these new products in Canada in the first quarter.

    U.S. Bancorp Piper Jaffray Health Care Conference

    Nick Teti, Inamed's President and CEO, will be presenting at the U.S. Bancorp Piper Jaffray Health Care Conference on Tuesday, January 29th, at 3:30 p.m. EST. He will provide detail on Inamed's unaudited 2001 sales results. He will also elaborate on the performance of the company's portfolio and on the pipeline of future products. To view a live webcast of the presentation visit: http://www.on24.com/clients/ piperjaffray/conference_020129/index.html?presenter=inamedcorpo&format
=rmmulti.

    Listeners should go to the website at least 15 minutes early to register and download and install any necessary audio software. A copy of the presentation will be also be available on the Inamed
Corporation website, http://www.inamedcorp.com.

    Earnings Conference Call Information

    Inamed will report fourth quarter and full year 2001 results after the market closes on Thursday, February 7, 2002. The Company will host a conference call that same day at 5:00 p.m. EST. Investors can access the conference call in the U.S. by dialing (800) 865-4460, international callers, dial (973) 628-9554, then in either case, asking to be connected to the Inamed investor call.
    Individuals and media can also access the conference call via the Internet through Investor Broadcast Network's Vcall Web site, www.vcall.com. To listen, go to the Web site at least 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available through Vcall's Web site for 30 days after the call. It will be available shortly after the call.

    About Inamed Corporation

    Inamed is a global medical device company engaged in the development, manufacturing and marketing of products for breast and facial aesthetics and obesity intervention. Inamed markets a diverse line of products to improve the quality of life and self-esteem of the people who ultimately receive them. These products include the highest-quality breast implants for aesthetic augmentation and reconstructive surgery following a mastectomy; a range of dermal products to correct facial wrinkles and to improve lip definition, using a number of complementary technologies; and the innovative LAP-BAND(R) and BIB(R) systems used to treat both severe and moderate obesity.

    Forward-Looking Statements

    This release contains, in addition to historical information, forward-looking statements. Such statements are based on management's current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ or differ materially from those described in the forward-looking statements. Inamed is providing this information as of January 28, 2002, and expressly disclaims any duty to update information contained in this press release. For a full discussion of the risks and uncertainties, please refer to recent SEC filings made by the Company including, without limitation, the Company's annual report on SEC form 10-K for fiscal 2000.

             INVESTOR CONTACT:
             Inamed Corporation
             Peter Nicholson, 805/692-5431
                  or
             MEDIA CONTACT:
             Citigate Sard Verbinnen
             Denise DesChenes/Anna Cordasco, 212/687-8080